Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER

FISCAL 2013 RESULTS

—Net Sales Increase 16.5% to $229.4 million—

—Reiterates Full Year Fiscal 2013 Net Sales and Earnings Guidance—

New York, New York – June 5, 2012 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2013.

For the quarter ended April 30, 2012, G-III reported that net sales increased by 16.5% to $229.4 million, a record for its first fiscal quarter, from $196.9 million in the year-ago period. The Company’s net loss for the first quarter was $847,000, or $0.04 per share, compared to a net loss of $520,000, or $0.03 per share, in the prior year’s comparable period.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “Our first quarter results met our expectations. We anticipate improved profitability for the full year as we expect input costs will moderate compared to prior year levels. Early booking trends for fall are good and give us confidence in our outlook for the full year.”

Mr. Goldfarb continued, “We believe we have a clear strategic advantage for us that our major growth initiatives, across a variety of categories, are underpinned by some of the best brands in the world. We are building significant businesses in a number of important categories. We are creating several platforms that are expected to show operating margin improvements as we increase in sales volume. In addition, we plan to layer on additional brands to these platforms.”

Mr. Goldfarb concluded, “We have successfully diversified our operations, aligned ourselves with powerful brands, and continued to drive efficiency. As a result of this strategy, we believe we have enhanced our ability to generate long-term value for our shareholders.”

Outlook

The Company today reiterated its prior guidance for the full fiscal year ending January 31, 2013 and continues to forecast net sales of approximately $1.35 billion and net income of between $54.0 million and $56.0 million, or a range of $2.62 and $2.72 per diluted share. The Company also continues to project EBITDA for fiscal 2013 to increase approximately between 11% and 15% to approximately $102.5 million to $106.0 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income in accordance with U.S. GAAP is included in a table accompanying the condensed financial statements in this release.

For its second fiscal quarter ending July 31, 2012, the Company is forecasting net sales of approximately $250.0 million compared to $230.0 million in the comparable quarter last year. The Company is also forecasting net income for the second fiscal quarter between $800,000 and $1.6 million, or between $0.04 and $0.08 per diluted share, compared to net income of $1.6 million, or $0.08 per diluted share, in last year’s second quarter.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Kensie, Mac & Jac, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates outlet stores under our Wilsons Leather and Andrew Marc names, is a party to a joint venture that operates outlet stores under the Vince Camuto name and operates retail stores under the Calvin Klein Performance name.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS: GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

	First Quarter Ended April 30,
	(Unaudited)
	2012	2011
Net sales	$229,449	$196,871
Cost of sales	160,759	137,416

Gross profit	68,690	59,455
Selling, general and administrative expenses	66,614	57,925
Depreciation and amortization	2,053	1,524

Operating profit	23	6
Equity loss in joint venture	286	99
Interest and financing charges, net	1,104	759

Loss before income taxes	(1,367)	(852)
Income tax benefit	(520)	(332)

Net loss	$(847)	$(520)

Net loss per common share:
Basic and Diluted	$(0.04)	$(0.03)

Weighted average shares outstanding	19,860	19,719

	At April 30,
Selected Balance Sheet Data (in thousands):	2012	2011
Cash	$38,336	$12,701
Working Capital	291,481	239,907
Inventory	208,755	167,751
Total Assets	532,273	412,362
Short-term Revolving Debt	83,073	35,000
Total Stockholders’ Equity	360,472	306,092

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2013	Actual Twelve Months Ended January 31, 2012
EBITDA, as defined	$102,500 - $106,000	$92,426
Depreciation and amortization	9,000	7,473
Interest and financing charges, net	6,700	5,713
Income tax expense	32,800 - 34,300	29,620

Net income	$ 54,000 - $ 56,000	$49,620

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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